Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact:	Media Contact:
Tania Almond	Crista Stark
Investor Relations	Public Relations
410-528-7555	410-528-7456

NeighborCare Reports Second Quarter Fiscal 2004 Results;

$0.19 E.P.S from Net Income Available to Common Shareholders;

$0.23 E.P.S. from Net Income Available to Common Shareholder as Adjusted;

Year to Date Organic Net Bed Growth over 6,000

BALTIMORE, MD – (May 12, 2004) – NeighborCare, Inc. today announced results for its second quarter of fiscal 2004 ended March 31, 2004.  For the quarter, net income available to common shareholders was $8.2 million, or $0.19 per diluted share.  In the same quarter of the prior year, net income available to common shareholders was $4.7 million, or $0.11 per share.  For the current year to date period, net income available to common shareholders was $2.5 million, or $0.06 per diluted share. For the prior year to date period, net income available to common shareholders was $16.6 million, or $0.40 per share.

NeighborCare’s income available to common shareholders excluding the effect of certain strategic planning, severance and other operating items was $10.2 million, or $0.23 per diluted share for the current quarter.  In the same quarter of the prior year, income available to common shareholders adjusted for these charges was $7.9 million, or $0.18 per share.  Net income available to common shareholders adjusted for these charges for the current year to date period was $26.2 million, or $0.60 per diluted share when compared to the adjusted amounts of $21.9 million or $0.50 per share in the prior year to date period (see Table 3 in “Financial Highlights” on page 9). In the current six month period ended March 31, 2004, income available to common shareholders includes $8.4 million of income from discontinued operations.  In prior periods, income available to common shareholders includes income from discontinued operations of $5.7 million and $19.5 million for the three and six months ended March 31, 2003, respectively.

Adjusted EBITDA for the quarter ended March 31, 2004 was $28.7 million compared with Adjusted EBITDA of $15.8 million for the same period last year.  Year to date, Adjusted EBITDA was $54.3 million versus $28.7 million last year (see Table 2 in “Financial Highlights” on page 9).  Prior periods Adjusted EBITDA may not be considered comparable for several reasons including: First, it excludes gross profit on intersegment revenues from Genesis HealthCare Corporation (GHC) of $4.0 million and $8.2 million for the three and six months ended March 31, 2003, respectively.  Second, prior periods presented also include corporate overhead costs that could not be allocated to discontinued operations of $7.9 million and $15.5 million for the three and six months ended March 31, 2003, respectively.  Third, for the current six month period ended March 31, 2004, Adjusted EBITDA excludes gross profit on intersegment sales from GHC prior to the spin-off of $2.7 million.  Adjusted EBITDA for all periods presented excludes the results of discontinued operations.

Net revenues in the quarter totaled $356.6 million compared with $304.9 million last year.  Year to date, net revenues were $695.0 million compared with the year ago level of $602.0 million.  In accordance with generally accepted accounting principles (GAAP), the prior year revenue numbers exclude intersegment revenues with GHC.  Net revenues, as adjusted for intersegment transactions with GHC, totaled $324.5 million in the year ago quarter for a year over year increase of 9.9%.  Year to date, adjusted net revenues were up 10.3% to $708.1 million from $641.7 million in the year ago period (see Introductory Note in “Quarterly Results Review” on page 2 and Table 1 in “Financial Highlights” on page 9).

John J. Arlotta, NeighborCare’s Chairman, President and CEO, said: “I am pleased with the results for the second quarter as our team continues to focus on executing our business plan, just five months out from our separation with GHC.  We are making solid progress on reducing our cost of service, improving our formulary management, growing sales organically, and reducing bed losses.  Our strategy is working in the marketplace and we are confident we will deliver substantial value and returns to our shareholders over the long term.”

At March 31, 2004, NeighborCare served 255,990 beds including approximately 3,400 acquired in January 2004.  Organic net bed growth for the quarter was 2,562 beds and 6,424 beds for the fiscal year to date.  Bed counts ending March 31, 2003 and December 31, 2003 were 251,845 and 250,003, respectively.  Average revenue per bed per month for the quarter ended March 31, 2004 was $406 compared to $376 in the prior year period.  For the fiscal year 2004, NeighborCare continues to expect organic net bed growth in line with its previous estimates of 5,000-10,000 net beds.

Quarterly Results Review

Introductory Note.  Net revenues and cost of revenues do not include intersegment revenues and related cost of revenues with GHC for periods prior to the spin-off.  GAAP requires that intersegment revenues from GHC for periods prior to the spin-off be eliminated in consolidation and that the associated gross profit be included in NeighborCare’s discontinued operations.  For comparison purposes, the presentation of adjusted net revenues and costs of revenues reflects the adjustment to include the intersegment transactions as these transactions with GHC are and will continue to be reflected in continuing operations in the current and future periods (see Reconciliation Table 1 in “Financial Highlights” on page 9).  NeighborCare accounts for discontinued operations, including assets held for distribution, under the provisions of Statement of Financial Accounting Standards, No. 144 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (“SFAS 144”).  Under SFAS 144, discontinued businesses including assets held for distribution are removed from the results of continuing operations and presented as a separate line on the statement of operations.

Revenues.  Net revenue growth over the year ago period was principally driven by growth in revenue of the Company’s institutional pharmacy segment of approximately $45.4 million.  On an as adjusted basis this growth was $25.8 million, or 9.3% over the same period in the prior year.  This growth was driven by an increase in bed census, as well as increased drug trend partially offset by certain state Medicaid reimbursement reductions and the full impact of the new GHC contract.

Cost of revenues.  Cost of revenues in the quarter increased by $48.4 million to $282.3 million from $233.9 million in the year ago quarter.  Cost of revenues in the quarter compared with the as adjusted level last year increased $32.8 million, or 13.2%, to $282.3 million from the as adjusted year ago level of $249.5 million.

Gross margin.  Gross margin in the quarter declined to 20.9% from 23.3% last year.  On an as adjusted basis, gross margin declined to 20.9% from 23.1% last year, or 220 basis points.  Reduction in the gross margin is primarily attributable to state Medicaid reimbursement reductions, the impact of the new GHC contract, a significant one-time credit to a large customer, and price increases from manufacturers.

Selling, general and administrative.  SG&A in the current quarter declined $9.6 million to $45.7 million from the year ago level of $55.3 million.  The year ago level included approximately $7.9 million of shared overhead costs not allocated to discontinued operations.  As a percentage of revenue, SG&A was 12.8% this quarter compared with 18.1% last year.  For the year ago period, SG&A, adjusted for the shared overhead costs, as a percentage of as adjusted revenues was 14.6%.  Contributing to the decline in SG&A are lower insurance costs as well as one-time positive adjustments related to a reduction in bad debt expense during the period and adjustments to certain accruals, including incentive compensation.  Going forward, the Company expects its SG&A expenses to be higher than this quarter but less than the $50 million previously indicated.

Liquidity and capital resources.  NeighborCare ended the quarter with $91.3 million of cash and $309.1 million of working capital.  The Company generated $35.2 million year to date in operating cash flows and has $258.3 million of indebtedness.  NeighborCare’s $100 million revolving credit facility remains undrawn.

Centralization and Consolidation

During the quarter NeighborCare continued a comprehensive review of its field operations.  As a result of that review, the Company reorganized some of its field organization, consolidated certain regional functions including several smaller pharmacies, and centralized and consolidated certain overhead functions.  These changes are directly related to previously announced plans to centralize certain functions.  NeighborCare now expects annualized savings of $3-$5 million over the next twelve months from these initiatives (see table below).  Expenses related to these changes totaled $1.7 million for the quarter and are included in strategic planning, severance and other operating items.  Additional expenses are anticipated as this initiative and other future initiatives are completed.

Cost Improvement Initiatives

In past conference calls, NeighborCare has commented on several programs designed to reduce its cost of product and cost of service.  These initiatives and their impact to the Company’s business remain on track or ahead of plan and are summarized as follows:

	Previous Estimates		Current Estimates
Category / Initiative	Time Frame	Savings	Time Frame	Savings
Cost of Service Reductions
Best Demonstrated Practices	FY 2004	$6M	FY2004	$6M
Centralization / Consolidation	CY 2004 - 2005	$1M-$2M	2HF04 - 1HF05	$3M-$5M
Fax Server	CY 2005 - 2006	$2M-$4M	CY 2005 - 2006	$2M-$4M
Decision Rule Engine	CY 2005 - 2006	$2M-$4M	CY 2005 - 2006	$2M-$4M
Drug Repackaging Facility	CY 2006	$3M-$5M	CY 2005 - 2006	$3M-$5M
Cost of Product Reductions
Rebates and Generics	FY 2004	$3M-$5M	FY 2004	$4M-$6M

Notes:  FY = Fiscal Year, CY = Calendar Year, 2HF = Second Half Fiscal, 1HF = First Half Fiscal

All savings represented are on an “annualized basis” except for Best Demonstrated Practices which is on a “booked” basis.

Management Update

Rick Sunderland, Senior Vice President and Chief Financial Officer, has announced his intention to resign from the company.  Rick has served the company in various financial positions for 12 years.  He will continue in his current position during the search for his replacement and for a transition period.  “We thank Rick for his years of service to NeighborCare and for all of his outstanding work through the spin-off transaction.  We wish Rick well in his future endeavors and appreciate his flexibility in continuing to assist us while we find a replacement,” said John J. Arlotta, NeighborCare’s Chairman, President and CEO.  Spencer Stuart has been retained to assist in recruiting a new CFO.

Conference Call

NeighborCare will host a conference call and webcast at 9:00 a.m. EDT on May 13, 2004 to discuss results for the second fiscal quarter.  The conference call information follows:

Toll-Free Number:  (888) 240-0264

Toll Number:  (706) 679-5757

Leader:  John Arlotta

Conference ID:  6891657

Investors can also access the conference live via webcast through NeighborCare’s web site at http://www.neighborcare.com/investor/earnings.cfm, where a replay of the call will also be posted.

About NeighborCare, Inc.

NeighborCare, Inc. (NASDAQ: NCRX) is one of the nation’s leading institutional pharmacy providers serving long term care and skilled nursing facilities, specialty hospitals, assisted and independent living communities, and other assorted group settings.  NeighborCare also provides infusion therapy services, home medical equipment, respiratory therapy services, community-based retail pharmacies and group purchasing. In total, NeighborCare’s operations span the nation, providing pharmaceutical services in 32 states and the District of Columbia.

Visit our website at www.neighborcare.com.

Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may”, “target” and similar expressions. Such forward looking statements include, without limitation, statements regarding the effect of the spin-off on our operations, expected changes in reimbursement rates and inflationary increases in state Medicaid rates, expected bed count, expected SG&A expense, anticipated restructuring charges and estimates of timing and costs savings related to cost improvement initiatives.  Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; changes in pharmacy legislation and payment formulas; the expiration of enactments providing for additional government funding; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third party payors; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; and an economic downturn or changes in the laws affecting our business in those markets in which NeighborCare operates.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control.  We caution investors that any forward-looking statements made by us are not guarantees of future performance.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments

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NEIGHBORCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net revenues	$356,646	$304,933	$695,040	$602,037
Cost of revenues	282,285	233,893	544,256	464,457
Gross profit	74,361	71,040	150,784	137,580

Selling, general and administrative	45,687	55,285	96,479	108,907
Depreciation and amortization	5,912	7,491	12,156	15,263
Strategic planning, severance and other operating items	2,037	2,065	42,701	(1,871)
Operating income (loss)	20,725	6,199	(552)	15,281

Interest expense, net	4,553	3,543	10,207	7,217
Other expense	1,225	1,091	2,317	2,130

Income (loss) before income tax provision (benefit)	14,947	1,565	(13,076)	5,934
Income tax provision (benefit)	6,731	1,964	(7,143)	7,447

Income (loss) from continuing operations	8,216	(399)	(5,933)	(1,513)
Income from discontinued operations, net of taxes	—	5,728	8,435	19,463

Net income	8,216	5,329	2,502	17,950
Preferred stock dividends	—	665	—	1,349
Net income available to common shareholders	$8,216	$4,664	$2,502	$16,601

Per common share data
Basic
Income (loss) from continuing operations	$0.19	$(0.03)	$(0.14)	$(0.07)
Income from discontinued operations	$—	$0.14	$0.20	$0.47
Net income available to common shareholders	$0.19	$0.11	$0.06	$0.40
Weighted average shares outstanding	43,640	41,641	42,010	41,595

Diluted
Income (loss) from continuing operations	$0.19	$(0.03)	$(0.14)	$(0.07)
Income from discontinued operations	$—	$0.14	$0.20	$0.47
Net income available to common shareholders	$0.19	$0.11	$0.06	$0.40
Weighted average shares outstanding	43,957	41,641	42,010	41,595

NEIGHBORCARE, INC.

SEGMENT INFORMATION

(Unaudited)

(in thousands)	Institutional Pharmacy	Corporate and Other	Consolidated
Three months ended March 31, 2004
Net revenues	$303,256	$53,390	$356,646
Gross profit	$57,704	$16,657	$74,361
Operating income (loss)	$28,521	$(7,796)	$20,725

Three months ended March 31, 2003
Net revenues	$257,868	$47,065	$304,933
Gross profit	$54,721	$16,319	$71,040
Operating income (loss)	$24,549	$(18,350)	$6,199

Six months ended March 31, 2004
Net revenues	$585,047	$109,993	$695,040
Gross profit	$115,818	$34,966	$150,784
Operating income (loss)	$55,094	$(55,646)	$(552)

Six months ended March 31, 2003
Net revenues	$495,985	$106,052	$602,037
Gross profit	$102,548	$35,032	$137,580
Operating income (loss)	$42,230	$(26,949)	$15,281

Total assets as of
March 31, 2004	$181,236	$681,056	$862,292
September 30, 2003	$192,149	$1,746,580	$1,938,729

Note: Reference Table 1 of the Financial Highlights section for intersegment adjustments which impact only the institutional pharmacy segment.

NEIGHBORCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2004	December 31, 2003	September 30, 2003
	(unaudited)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$91,338	$92,761	$132,726
Restricted investments in marketable securities	—	—	29,320
Accounts receivable, net	209,095	206,686	366,886
Inventory	66,360	67,176	66,747
Prepaid expenses and other current assets	47,978	40,726	89,918
Total current assets	414,771	407,349	685,597
Property, plant and equipment, net	76,863	74,085	751,996
Restricted investments in marketable securities	—	—	61,271
Other long-term assets	19,162	18,632	81,304
Identifiable intangible assets, net	12,226	12,813	20,866
Goodwill	339,270	334,742	337,695
Total assets	$862,292	$847,621	$1,938,729

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$4,288	$4,300	$20,135
Accounts payable and accrued expenses	101,422	104,577	214,689
Income taxes payable	—	—	4,116
Total current liabilities	105,710	108,877	238,940
Long-term debt	253,994	254,332	591,484
Deferred income taxes	12,084	12,084	50,022
Other long-term liabilities	16,461	10,684	84,930
Total liabilities	388,249	385,977	965,376

Minority interest	9,592	9,267	10,359
Redeemable preferred stock	—	—	46,831

Total shareholders’ equity	464,451	452,377	916,163
Total liabilities and shareholders’ equity	$862,292	$847,621	$1,938,729

NEIGHBORCARE, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Three Months Ended March 31, 2004
		Six Months Ended March 31,
		2004	2003
	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities
Net income available to common shareholders	$8,216	$2,502	$16,601

Net charges included in operations not requiring funds	6,185	26,412	63,019
Changes in operating assets and liabilities
Change in accounts receivable, net	(2,012)	(39,986)	(22,742)
Change in accounts payable and accrued expenses	(4,947)	79,671	(7,622)
Receipt of break-up fee, net of costs	—	—	10,580
Other, net	825	(33,384)	3,768
Net cash provided by operating activities	8,267	35,215	63,604

Cash flows from investing activities
Capital expenditures	(6,972)	(16,545)	(26,952)
Purchase of pharmacy assets	(3,969)	(3,969)	—
Other, net	46	(33,432)	29,233
Net cash (used in) provided by investing activities	(10,895)	(53,946)	2,281

Cash flows from financing activities
Distributions of cash to GHC	—	(72,161)	—
Funds received from GHC for debt financing	—	353,001	—
Repayment of long-term debt	(1,072)	(556,285)	(63,496)
Proceeds from issuance of long-term debt, net of debt
issuance costs	—	240,804	—
Repurchase of common stock	—	—	(16,938)
Other	2,277	11,984	—
Net cash (used in) provided by financing activities	1,205	(22,657)	(80,434)

Net decrease in cash and cash equivalents	$(1,423)	$(41,388)	$(14,549)
Cash and cash equivalents at beginning of period	92,761	132,726	148,030
Cash and cash equivalents at end of period	$91,338	$91,338	$133,481

Non-cash investing and financing activities
Distribution of net assets to GHC	—	$(437,157)	—
Conversion of preferred stock	—	(46,831)	—

NEIGHBORCARE, INC.

FINANCIAL HIGHLIGHTS

(Unaudited)

Table 1 - Reconciliation of net revenues, cost of revenues, gross profit and gross margin

(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	March 31, 2004	March 31, 2003	December 31, 2003	March 31, 2004	March 31, 2003
Net revenues - as reported	$356,646	$304,933	$338,394	$695,040	$602,037
Add back:
Intersegment revenues with Genesis HealthCare		19,611	13,013	13,013	39,662
Net revenues - as adjusted	$356,646	$324,544	$351,407	$708,053	$641,699
Cost of revenues - as reported	$282,285	$233,893	$261,967	$544,256	$464,457
Add back:
Intersegment cost of revenues for Genesis HealthCare		$15,564	10,332	$10,332	$31,477
Cost of revenues - as adjusted	$282,285	$249,457	$272,299	$554,588	$495,934

Gross Profit - as adjusted	$74,361	$75,087	$79,108	$153,465	$145,765
Gross Margin - as adjusted	20.9%	23.1%	22.5%	21.7%	22.7%

Table 2 - Reconciliation of net income (loss) available to common shareholders to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended			Six Months Ended
	March 31, 2004	March 31, 2003	December 31, 2003	March 31, 2004	March 31, 2003
Net income (loss) available to common shareholders - as reported	$8,216	$4,664	$(5,714)	$2,502	$16,601
Deduct:
Income from discontinued operations, net of taxes	—	(5,728)	(8,435)	(8,435)	(19,463)
Add back:
Preferred stock dividends	—	665	—	—	1,349
Other expense	1,225	1,091	1,091	2,317	2,130
Income tax provision (benefit)	6,731	1,964	(13,874)	(7,143)	7,447
Interest expense, net	4,553	3,543	5,654	10,207	7,217
Depreciation and amortization	5,912	7,491	6,244	12,156	15,263
EBITDA - as reported	$26,637	$13,690	$(15,034)	$11,604	$30,544
Add back:
Strategic planning, severance and other operating items	2,037	2,065	40,664	42,701	(1,871)
Adjusted EBITDA	$28,674	$15,755	$25,630	$54,305	$28,673

Table 3 - Reconciliation of net income (loss) available to common shareholders, as reported, to net income (loss) available to common shareholders, as adjusted

(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	March 31, 2004	March 31, 2003	December 31, 2003	March 31, 2004	March 31, 2003
Net income (loss) available to common shareholders - as reported	$8,216	$4,664	$(5,714)	$2,502	$16,601
Add back:
Strategic planning, severance and other operating items	2,037	2,065	40,664	42,701	(1,871)
Tax impact of items added back above and adjustment to 40% effective tax rate on income from continuing operations	(63)	512	(18,930)	(18,993)	5,822
Preferred stock dividends	—	665	—	—	1,349
Net income available to common shareholders - as adjusted	$10,190	$7,906	$16,020	$26,210	$21,901
Net income available to common shareholders - as adjusted per share - diluted	$0.23	$0.18	$0.36	$0.60	$0.50
Weighted average shares - diluted	43,957	43,876	43,969	43,876	43,830

Notes:

• Adjusted EBITDA is a non-GAAP financial measure that management considers, along with GAAP measures, when evaluating the Company’s operating performance.  Adjusted EBITDA is reconciled to the most directly comparable GAAP financial measure.

• Income available to common shareholders excluding the effect of certain strategic planning, severance and other operating items is a non-GAAP financial measure that management considers, along with GAAP measures, when evaluating the Company’s operating performance. This non-GAAP financial measure is reconciled to the most directly comparable GAAP financial measure.